Exhibit 10.1

[LETTERHEAD]

April 11, 2005

To the Holders of Arrowhead Research Corporation Warrants:

Over the last several months, we have received numerous phone calls from Warrantholders asking about when a Warrantholder about the tax consequences of exercising warrants and the restrictions on transfer, as well as when the Warrants must be exercised and about Arrowhead’s plans to call the Warrants,. I hope the following information helps answer these questions.

Will there be U.S. federal income tax due upon exercise of a Warrant?

A holder typically will recognize an income tax gain only upon sale of the stock issued upon exercise of the Warrant, and only to the extent that the stock price exceeds that holder’s Warrant exercise price.

When does the holding period start for long-term capital gains on the common stock issued upon exercise of the Warrant?

The holding period for the common stock issued when the warrant is exercised starts on the date of exercise and does not tack back to the acquisition date of the Warrant.

When can I have the restrictive legends removed from my Warrant?

The restrictive legend cannot be removed until January 2006 unless the shares are sold and the prospectus is delivered to the buyer. However, the common stock issued to you upon exercise of the warrant will be unrestricted.

Do you have to exercise your Warrants?

NO. The decision to exercise your Warrants is solely within your discretion. Unless your warrants are called for redemption, you may exercise your Warrants anytime on or before June 30, 2013. If the warrants are called for redemption, you will have at least 30 days notice during which time you may choose to exercise your warrants before the redemption date or accept the nominal redemption price.

Does Arrowhead currently have a plan to redeem the Warrants?

NO. We have no current plan to redeem the Warrants. However, Arrowhead’s Board of Directors continually reviews strategic opportunities, and could decide to call the warrants at any time in the future. We will need to raise additional capital in the near term to meet our current funding commitments, and we may seek to do so by calling the Warrants for redemption, or through other financing alternatives.

The foregoing is a summary of certain U.S. federal income tax consequences of exercising a Warrant. This summary does not discuss all aspects of federal income taxation which may be important to each Warrantholder in light of such individual holder’s tax circumstances, or the consequences to certain types of Warrantholders subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and tax-exempt organizations and non-”U.S. persons).” This summary also assumes that Warrantholders have held their Warrants and will hold their shares of Common Stock as capital assets (generally, property held for investment).

YOU SHOULD CONSULT YOUR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF EXERCISING YOUR WARRANTS AND HOLDING OR SELLING THE COMMON STOCK ISSUED TO YOU UPON EXERCISE OF YOUR WARRANTS.

Please do not hesitate to call us at (626) 792-5549 if you should have any questions.

Sincerely,

/s/ R. Bruce Stewart

R. Bruce Stewart

President